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                                                                     EXHIBIT 3.3

                          CERTIFICATE OF INCORPORATION

                                       of

                          PREMIUM STANDARD FARMS, INC.


   1.    The name of this corporation is Premium Standard Farms, Inc.

   2. The registered office of this corporation in the State of Delaware is located at 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

   3. The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

   4. The total number of shares of stock that this corporation shall have authority to issue is one thousand (1000) shares of Common Stock, $0.01 par value per share. Each share of Common Stock shall be entitled to one vote.

   5. The name and mailing address of the incorporator is: James A. Heeter, c/o Sonnenschein Nath & Rosenthal, 4520 Main Street, Suite 1100, Kansas City, Missouri 64111.

   6. Except as otherwise provided in the provisions establishing a class of stock, the number of authorized shares of any class of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

   7. This corporation is subject to the requirements of Section 1123(a)(6) of the United States Bankruptcy Code (11 U.S.C. 1123(a)(6)) and shall be prohibited from issuing any nonvoting equity securities.

   8. The election of directors need not be by written ballot unless the by-laws shall so require.

   9. In furtherance and not in limitation of the power conferred upon the board of directors by law, the board of directors shall have power to make, adopt, alter, amend and repeal from time to time by-laws of this corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal by-laws made by the board of directors.

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   10.    A director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined. No amendment or repeal of this paragraph 10 shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

   11. This corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this corporation or while a director or officer is or was serving at the request of this corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this paragraph 10 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this paragraph 10 shall not adversely affect any right or protection of a director or officer of this corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

   12. The books of this corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the board of directors or in the by-laws of this corporation.

  THE UNDERSIGNED, the sole incorporator named above, hereby certifies that the facts stated above are true as of this 15th day of August, 1996.




                                          /s/ James A. Heeter
                                         --------------------------------------
                                         James A. Heeter





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                  CERTIFICATE OF CORRECTION FILED TO CORRECT A
                      CERTAIN ERROR IN THE CERTIFICATE OF
                                INCORPORATION OF
                          PREMIUM STANDARD FARMS, INC.
                 FILED IN THE OFFICE OF THE SECRETARY OF STATE
                         OF DELAWARE ON AUGUST 16, 1996



        Premium Standard Farms, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

        DOES HEREBY CERTIFY:

        1.      The name of the corporation is Premium Standard Farms, Inc.

        2. That a Certificate of Incorporation was filed by the Secretary of State of Delaware on August 16, 1996 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

        3. The inaccuracy or defect of said Certificate to be corrected is as follows: The Registered Agent was not listed correctly in the Certificate of Incorporation.

        4.      Article 2 of the Certificate is corrected to read as follows:

                2. The registered office of this corporation in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        IN WITNESS WHEREOF, said Premium Standard Farms, Inc. has caused this Certificate to be signed by James A. Heeter, its Incorporator, this 26th day of August, 1996.

                                               PREMIUM STANDARD FARMS, INC.



                                               By /s/ James A. Heeter
                                                 -----------------------------
                                                 James A. Heeter, Incorporator